Impact of Adopting ASC 606 on U.S. GAAP Financial Statements to the Fourth Quarter 2018
The Financial Accounting Standards Board issued a new accounting standard on revenue from contracts with customers ("ASC 606"), effective January 1, 2018, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP.
The following tables summarize the impacts of adopting ASC 606 on the Company’s Condensed Consolidated Statement of Income, Financial Position, and Cash Flows as of and for the twelve months ended December 31, 2018.
Condensed Consolidated Statement of Income

	Twelve months ended December 31, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Revenue
Total revenue	$10,770	$(61)	$10,709
Expenses
Compensation and benefits	$6,103	$51	$6,154
Other general expenses	$1,500	$(1)	$1,499
Other income (expense)	$(25)	$1	$(24)
Income taxes	$146	$(34)	$112
Adoption of ASC 606 had a favorable impact of $78 million on net income from continuing operations, or $0.32 per share, for the twelve months ended December 31, 2018.
Condensed Consolidated Statement of Financial Position

	As of December 31, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Assets
Receivables, net	$2,760	$(301)	$2,459
Other current assets	$618	$(319)	$299
Deferred tax assets	$561	$137	$698
Other non-current assets	$448	$(155)	$293

Liabilities
Other current liabilities	$936	$(43)	$893
Deferred tax liabilities	$181	$(28)	$153
Other non-current liabilities	$1,097	$2	$1,099

Equity
Total equity	$4,219	$(569)	$3,650

Condensed Consolidated Statement of Cash Flows

	Twelve months ended December 31, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Cash flows from operating activities
Net income	$1,174	$(78)	$1,096
Receivables, net	$(127)	$49	$(78)
Accounts payable and accrued liabilities	$25	$8	$33
Current income taxes	$34	$(34)	$—
Other assets and liabilities	$2	$55	$57
The adoption of ASC 606 had no impact on total Cash Provided by Operating Activities.